Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name	State of Formation
Yoshiharu Holdings Co. *	California
Global JJ Group, Inc.	California
Global AA Group, Inc.	California
Global BB Group, Inc.	California
Global CC Group, Inc.	California
Global DD Group, Inc.	California
Yoshiharu Irvine	California

* Direct subsidiary